EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Net Income for Third Quarter of 2009
Company Returns To Profitability Despite Lingering Recession

WEST CHESTER, OH, October 27, 2009 – AK Steel (NYSE: AKS) today reported net income of $6.2 million, or $0.06 per diluted share of common stock, for the third quarter of 2009, compared to net income of $188.3 million, or $1.67 per diluted share, for the third quarter of 2008.  The third-quarter 2009 results represent a $53.4 million improvement over the second quarter of 2009 net loss of $47.2 million, or $0.43 per diluted share.
Net sales for the third quarter of 2009 were $1,041.1 million on shipments of 1,047,800 tons, compared to sales of $2,157.6 million on shipments of 1,476,300 tons for the year-ago quarter.  The company said its average selling price for the third quarter of 2009 was $994 per ton, a 7% decrease from the $1,072 per-ton price in the second quarter of 2009, and approximately 32% lower than the $1,462 per-ton average price realized in the third quarter of 2008.
The company reported third-quarter 2009 operating profit of $15.3 million, or $15 per ton, compared to $309.6 million, or $210 per ton, for the third quarter of 2008.  The most recent operating results represent an improvement of $87.8 million, or $113 per ton, over the second-quarter 2009 operating loss of $72.5 million, or $98 per ton.
“Despite the deepest recession in 75 years, AK Steel employees drew upon their experience and resolve to return the company to operating profitability and net income,” said James L. Wainscott, chairman, president and CEO of AK Steel.   “While the results may pale in comparison to the year-ago records, in many respects the performance is even more remarkable, given that third-quarter 2009 revenues fell by more than half from the year-ago period.”
Nine-Month Results
For the first nine months of 2009, the company reported a net loss of $114.4 million, or $1.05 per diluted share of common stock.  Net income for the corresponding 2008 period was $434.6 million, or $3.85 per diluted share.
Sales for the first nine months of 2009 were $2,756.9 million compared to $6,185.6 million in the first nine months of 2008.  Shipments for the first nine months of 2009 were 2,567,200 tons compared to 4,792,500 tons for the first nine months of 2008.  The company reported an operating loss of $157.1 million, or $61 per ton, for the first nine months of 2009 compared to an operating profit of $717.2 million, or $150 per ton, for the first nine months of 2008.
During the first nine months of 2009, the company made $210.0 million in early pension fund contributions and a $65.0 million contribution associated with the Middletown Works VEBA settlement.  Also during the first nine months of 2009 the company repurchased $26.4 million of its 7 3/4% senior notes and repurchased approximately 1.6 million shares of its common stock.  The company ended the period with more than $1 billion in liquidity, including $339.5 million in cash.
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Fourth-Quarter 2009 Outlook
AK Steel said it expects shipments for the fourth quarter of 2009 to be approximately 1,300,000 tons, reflecting an increase of nearly 24% over third-quarter shipments, primarily in carbon steel products.  AK Steel expects its fourth-quarter 2009 average per-ton selling price to decline approximately 2% compared to the third quarter of 2009 level.  The expected decline in the average selling price is due to an anticipated higher percentage of carbon steel shipments relative to stainless and electrical shipments in the fourth quarter as compared to the third quarter.
The company expects maintenance costs to be approximately $10 million higher compared to the third quarter of 2009.  AK Steel expects lower operating and raw material costs in the fourth quarter compared to the third quarter, and the company expects to generate an operating profit ranging from $30 to $35 per ton.  In addition, the company expects to incur a non-cash charge of approximately $5.0 million, or $0.05 per share of common stock, primarily as the result of a decrease in the value of the company’s deferred tax assets as the result of state tax law changes.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in AK Steel’s Annual Report on Form 10-K for the year ended December 31, 2008, and in subsequent Quarterly Reports on Form 10-Q.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,000 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 250 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Shipments (000 tons)	1,047.8	1,476.3	2,567.2	4,792.5
Selling price per ton	$994	$1,462	$1,074	$1,291

Net sales	$1,041.1	$2,157.6	$2,756.9	$6,185.6

Cost of products sold	929.2	1,740.9	2,618.8	5,146.4
Selling and administrative expenses	45.6	56.6	141.3	168.1
Depreciation	51.0	50.5	153.9	153.9
Total operating costs	1,025.8	1,848.0	2,914.0	5,468.4

Operating profit (loss)	15.3	309.6	(157.1)	717.2

Interest expense	9.0	11.6	28.4	34.9
Other income	2.9	0.9	8.6	10.1

Income (loss) before income taxes	9.2	298.9	(176.9)	692.4

Income tax provision (benefit)	3.5	110.4	(61.0)	257.4

Net income (loss)	5.7	188.5	(115.9)	435.0

Less: Net income (loss) attributable to noncontrolling interests	(0.5)	0.2	(1.5)	0.4

Net income (loss) attributable to AK Steel Holding Corporation	$6.2	$188.3	$(114.4)	$434.6

Basic earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.06	$1.68	$(1.05)	$3.88

Diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.06	$1.67	$(1.05)	$3.85

Weighted average shares outstanding:
Basic	108.7	111.7	109.1	111.6
Diluted	109.2	112.3	109.1	112.3

Dividends declared and paid per share:	$0.05	$0.05	$0.15	$0.15

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30,	December 31,
	2009	2008

Assets
Current Assets
Cash and cash equivalents	$339.5	$562.7
Accounts receivable, net	403.7	469.9
Inventories, net	613.3	566.8
Other current assets	407.2	403.4
Total Current Assets	1,763.7	2,002.8

Property, plant and equipment	5,367.0	5,282.1
Accumulated depreciation	(3,360.2)	(3,220.8)
Property, plant and equipment, net	2,006.8	2,061.3
Other	637.0	617.9

Total Assets	$4,407.5	$4,682.0

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$541.4	$348.1
Other accruals	199.4	233.0
Current portion of long term debt	0.7	0.7
Pension & other postretirement benefit obligations	148.8	152.4
Total Current Liabilities	890.3	734.2

Long-term debt	605.9	632.6
Pension & other postretirement benefit obligations	1,871.2	2,144.2
Other liabilities	220.3	200.3

Total Liabilities	3,587.7	3,711.3

Stockholders' Equity
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 2009, 121,853,242 shares, 2008, 121,105,429 shares; outstanding 2009, 109,366,362 shares, 2008, 110,394,774 shares	1.2	1.2
Additional paid-in capital	1,907.9	1,898.9
Treasury stock, shares at cost, 2009, 12,486,880 shares; 2008, 10,710,655 shares	(162.2)	(150.8)
Accumulated deficit	(1,071.8)	(940.9)
Accumulated other comprehensive income	143.5	159.6
Total AK Steel Holding Corporation Stockholders' Equity	818.6	968.0

Noncontrolling interest	1.2	2.7

Total Stockholders' Equity	819.8	970.7

Total Liabilities and Stockholders' Equity	$4,407.5	$4,682.0

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2009	2008

Cash Flow From Operating Activities:
Net income (loss)	$(115.9)	$435.0
Depreciation	153.9	153.9
Amortization	9.7	8.7
Deferred taxes	(40.8)	229.9
Contributions to the pension trust	(210.0)	(225.0)
Contribution to Middletown retirees VEBA	(65.0)	(468.0)
Pension and other postretirement benefit payments greater than expense	(47.9)	(62.9)
Excess tax benefits from stock-based compensation	-	(12.4)
Working capital	176.4	(178.3)
Working capital-Middletown Coke	(1.8)	-
Other	54.0	(20.0)
Net Cash Flow From Operating Activities	(87.4)	(139.1)

Cash Flow From Investing Activities:
Capital investments	(91.2)	(120.8)
Capital investments-Middletown Coke	(22.5)	-
Purchase of Investments	-	(8.2)
Proceeds from sale of property, plant and equipment	0.5	8.0
Other	1.8	0.3
Net Cash Flow From Investing Activities	(111.4)	(120.7)

Cash Flow From Financing Activities:
Redemption of long-term debt	(23.3)	(0.5)
Proceeds from exercise of stock options	-	3.3
Purchase of treasury stock	(11.4)	(9.6)
Excess tax benefits from stock-based compensation	-	12.4
Common stock dividends	(16.5)	(16.8)
Advances from minority interest owner to Middletown Coke	25.3	-
Other	1.5	(1.2)
Net Cash Flow From Financing Activities	(24.4)	(12.4)

Net Decrease in Cash	(223.2)	(272.2)

Cash and Cash Equivalents, Beginning	562.7	713.6

Cash and Cash Equivalents, Ending	$339.5	$441.4

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
Tons Shipped by Product (000's)
Stainless/electrical	178.0	240.3	485.6	752.1
Coated	497.3	592.0	1,170.1	2,015.4
Cold-rolled	194.4	314.2	487.4	970.2
Tubular	23.5	28.3	58.3	96.0
Subtotal value-added shipments	893.2	1,174.8	2,201.4	3,833.7

Hot-rolled	118.5	260.7	258.9	816.7
Secondary	36.1	40.8	106.9	142.1
Subtotal non value-added shipments	154.6	301.5	365.8	958.8

Total Shipments	1,047.8	1,476.3	2,567.2	4,792.5

Shipments by Product (%)
Stainless/electrical	17.0%	16.3%	18.9%	15.7%
Coated	47.5%	40.1%	45.6%	42.1%
Cold-rolled	18.6%	21.3%	19.0%	20.2%
Tubular	2.2%	1.9%	2.3%	2.0%
Subtotal value-added shipments	85.3%	79.6%	85.8%	80.0%

Hot-rolled	11.3%	17.7%	10.1%	17.0%
Secondary	3.4%	2.7%	4.1%	3.0%
Subtotal non value-added shipments	14.7%	20.4%	14.2%	20.0%

Total Shipments	100.0%	100.0%	100.0%	100.0%

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